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                                                                   EXHIBIT 10.39

                            AKAMAI TECHNOLOGIES, INC.

      POLICY ON DIRECTOR COMPENSATION PAYABLE UPON DEPARTURE FROM THE BOARD

                           Adopted September 20, 2006

      Upon the departure from the Board of Directors of a non-employee Director who is in good standing at the time of his or her departure(1), such Director shall be entitled to the cash payments and accelerated vesting of equity awards as set forth below:

Annual Cash Retainer

The Director will receive a cash payment equal to the annual cash retainer payable to the Director under Akamai's non-employee director compensation plan pro-rated based on the number of months lapsed since the most recent annual meeting of the company's stockholders.

Equity Compensation Vesting

If the Director has completed one year of Board service at the time of departure, 100% of the unvested deferred stock units (or similar full-value equity awards granted to him or her) held by the Director shall vest as of the time of departure and become distributable in accordance with their terms or the Director's prior election.

If the Director has completed three years of Board service at the time of departure, 100% of the unvested options initially granted to such Director upon joining the Board shall vest as of the time of departure and become exercisable in full.

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(1)   A Director shall be considered to be in good standing unless a majority of the Board of Directors otherwise so determines on or about the time of such Director's departure.